Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250045

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated April 6, 2022)

Up to 72,133,238 Shares of Class A Common Stock

Up to 2,314,418 Shares of Class A Common Stock Issuable Upon Exercise of Warrants Up to 2,314,418 Warrants

This prospectus supplement supplements the prospectus dated April 6, 2022 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-250045). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 1, 2022 (the “Amended Report”), which was filed to amend and supplement our Current Reports on Form 8-K, previously filed with the Securities and Exchange Commission on May 19, 2022 and May 23, 2022. Accordingly, we have attached the Amended Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 2,314,418 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,314,418 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 72,133,238 shares of Class A common stock (including up to 1,220,230 shares of Class A common stock that have been issued and up to 2,314,418 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined in the Prospectus)) and (ii) up to 2,314,418 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this Prospectus and this prospectus supplement.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On May 31, 2022, the closing price of our Class A common stock was $2.07 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2022

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (234) 285-4001

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment”) is being filed as an amendment of and supplement to the Current Report on Form 8-K filed by Lordstown Motors Corp. (the “Company”) on May 19, 2022 (the “Original Report”) and the Current Report on Form 8-K filed on May 23, 2022 (the “Update Report”). The Original Report was filed, among other things, to report the results of the matters submitted to a vote by the Company’s stockholders at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) held on May 19, 2022 and the amendment of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). This Amendment amends the Original Report and the Update Report to update the disclosure regarding the Charter Amendment (as defined below) and the previously reported results with respect to Proposal No. 4 (as defined below) and provides information regarding a Special Meeting (as defined below) to be held by the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 19, 2022, the Company amended its Certificate of Incorporation to increase the total number of authorized shares of the Company’s Class A common stock from 300,000,000 shares to 450,000,000 shares (the “Charter Amendment”).

As described under Item 5.07 below, on May 31, 2022, the Company filed the Certificate of Correction (defined below) voiding the Charter Amendment and causing the number of authorized shares of the Company’s Class A common stock to remain at 300,000,000. As of May 27, 2022, the Company had 203,471,470 shares of Class A common stock issued and outstanding and an aggregate of 17,748,271 shares reserved for potential future issuance under outstanding awards under its 2020 Equity Incentive Plan and upon exercise of outstanding warrants.

The foregoing description of the Certificate of Correction does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Correction, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

As reported in the Update Report, the report of the votes at the Annual Meeting regarding the approval of the Charter Amendment (“Proposal 4”) contained in the Original Report is not considered final. Approval of Proposal 4 required votes in favor from at least a majority of the shares outstanding and entitled to vote at the Annual Meeting. Based on the report from the inspector of elections for the Annual Meeting, the number of votes cast “for” Proposal 4 were in excess of such threshold. However, the Company’s proxy statement for the Annual Meeting erroneously indicated that brokers would not have discretionary authority to vote under the applicable New York Stock Exchange (“NYSE”) rule with respect to Proposal 4 and that if beneficial holders did not provide direction to their broker as to how to vote, a broker non-vote would have the effect of a vote cast against the proposal. The Company and its Board of Directors (the “Board”) have further reviewed the votes on Proposal 4 and, due to uncertainty in counting the number of votes cast “for” by brokers exercising discretion without direction from the beneficial owner, on May 31, 2022 the Board determined not to consider the Charter Amendment approved by the Company’s stockholders.

On May 31, 2022, the Company filed a Certificate of Correction (the “Certificate of Correction”) with the Secretary of State of the State of Delaware, voiding the Charter Amendment and causing the number of authorized shares of the Company’s Class A common stock to remain at 300,000,000.

The Board of Directors has called a special meeting of stockholders (the “Special Meeting”) to seek a new vote with respect to the Charter Amendment. Based on preliminary advice from the NYSE, it is expected that brokers will have discretionary authority to vote on the Charter Amendment at the Special Meeting. The date of the Special Meeting has been set as August 17, 2022 and the place and time, voting requirements and other details for such meeting will be provided in the Company’s proxy materials for such meeting.

The deadline of 6:00 p.m. Eastern Time on June 13, 2022 has been set for submitting a proper proposal for business at the Special Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (“Rule 14a-8”), which the Company believes is a reasonable time before it begins to print and distribute its proxy materials. Such proposals must also comply with the specific requirements and procedures set forth in Rule 14a-8, as well as comply with applicable law.

Item 8.01.	Other Events.

See Item 5.07 above, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

Number	Title

3.1	Certificate of Correction of Certificate of Amendment of Lordstown Motors Corp. filed on May 31, 2022.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

	By:	/s/ Adam Kroll
	Name:	Adam Kroll
	Title:	Chief Financial Officer
Date: June 1, 2022